Exhibit 10.1

SECOND AMENDMENT TO PACIFIC CORPORATE CENTER LEASE

This Second Amendment to Pacific Corporate Center Lease (this “Amendment”) is executed as of December 19, 2016, between MOHR PCC, LP, a Texas limited partnership (“Landlord”), and FORM FACTOR, INC., a Delaware corporation (“Tenant”), for the purpose of amending the Pacific Corporate Center Lease between Landlord’s predecessor-in-interest and Tenant dated October 5, 2004 (the “Original Lease”). The Original Lease, as amended by a First Amendment to Building 6 Lease dated August 16, 2006 (the “First Amendment”), is referred to herein as the “Lease”. Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

RECITALS:

Pursuant to the terms of the Lease, Tenant is currently leasing Building 6 of the Pacific Corporate Center, consisting of approximately 49,742 square feet of gross leasable area, having an address of 7501 Lawrence Drive, Livermore, California (the “Premises”). Tenant desires to extend the Term to expire on December 31, 2027, and Landlord has agreed to such extension on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1.       Extension of Term. The Term is hereby extended such that it expires at 5:00 p.m., Livermore, California time, on December 31, 2027, on the terms and conditions of the Lease, as modified hereby. Tenant shall continue to have rights to extend the Term in accordance with the terms of Section A-2.1 of the Addendum to Lease attached to the Original Lease and Section 10 of the First Amendment which shall continue unmodified.

2.       Base Rent. Beginning January 1, 2017, the monthly Base Rent shall be the following amounts for the following periods of time:

Time Period	Monthly Base Rent Rate Per Square Foot	Monthly Installments of Base Rent
1/1/17 – 12/31/17	$1.02	$50,736.84
1/1/18 – 12/31/18	$1.05	$52,258.95
1/1/19 – 12/31/19	$1.08	$53,826.71

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1/1/20 – 12/31/20	$1.11	$55,441.51
1/1/21 – 12/31/21	$1.15	$57,104.76
1/1/22 – 12/31/22	$1.18	$58,817.90
1/1/23 – 12/31/23	$1.22	$60,582.44
1/1/24 – 12/31/24	$1.25	$62,399.91
1/1/25 – 12/31/25	$1.29	$64,271.91
1/1/26 – 12/31/26	$1.33	$66,200.07
1/1/27 – 12/31/27	$1.37	$68,186.07

3.       Condition of Premises. Tenant hereby accepts the Premises in their “AS-IS” condition, and Landlord shall have no obligation for any construction or finish-out allowance or providing to Tenant any other tenant inducement.

4.       Building Sale Notice Rights. Section A-32.24 of the Addendum to Lease attached to the Original Lease and Section 11 of the First Amendment are deleted.

5.       Holding Over. Article 27 of the Lease is hereby amended such (i) that the Base Rent payable to Landlord by Tenant during any holdover tenancy shall be 125% of the Base Rent which is payable immediately preceding the date of expiration of the Lease and (ii) the second paragraph of Article 27 is deleted in its entirety and replaced with the following.

“If Tenant shall holdover and fail to surrender the Premises within thirty (30) days following the termination of this Lease without Landlord’s written consent, in addition to any other liabilities to Landlord arising therefrom, Tenant shall and does hereby agree to indemnify and hold Landlord harmless from loss or liability resulting from such failure including, but not limited to, claims made by any succeeding tenant founded on such failure.”

6.       Limitation of Liability. In addition to any other limitations of Landlord’s liability as contained in the Lease, as amended to date, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease or any matter relating to or

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arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

7.       Operating and Maintenance Costs. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, operating and maintenance costs shall not include capital expenses except to the extent such items (i) are reasonably anticipated to reduce or limit increases in operating and maintenance costs or (ii) are required to comply with laws first enacted after the date of this Amendment.

8.       Assignment & Sublease. Section 20.6 is hereby deleted in its entirety and replaced with the following.

“In the event of an assignment or subletting which requires Landlord’s consent pursuant to this Article 20, Tenant shall assign to Landlord 25% of any and all consideration paid to Tenant directly or indirectly for the assignment by Tenant of its leasehold interest, and 25% of any and all subrentals payable by sublesees to Tenant which are in excess of the Rent payable by Tenant hereunder. Tenant’s reasonable costs incurred in connection with the transfer, including brokerage fees, construction costs, free rent and marketing costs, shall be deducted from excess proceeds on a pro rata basis monthly over the term of the sublease.”

9.       Notices. All notices and other communications given pursuant to the Lease shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, or (c) sent by nationally recognized overnight courier. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by the Lease, as amended hereby, by electronic means; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications. The addresses for notice set forth below shall supersede and replace any addresses for notice set forth in the Lease.

Landlord:	Mohr PCC, LP
14643 Dallas Parkway, Suite 1000
Dallas, Texas 75254
Attention: Rodrigo Godoi

with a copy to:	Munsch Hardt Kopf & Harr, P.C.
500 N. Akard Street, Suite 3800
Dallas, Texas 75201
Attention: Ian M. Fairchild

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Tenant:	FormFactor, Inc.
7005 Southfront Road
Livermore, California 94551
Attention: Mike McAleavey

10.       Brokerage. Tenant was represented in this transaction by CBRE, a licensed real estate broker. Landlord shall be responsible for the payment for all brokerage commissions payable to CBRE in connection with this Amendment and that certain Third Amendment to Pacific Corporate Center Leases (Buildings 1, 2 and 3) between Landlord and Tenant of even date herewith, not to exceed $200,000 in the aggregate.  Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party other than CBRE.

11.       Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

12.       No Invasive Testing. Tenant shall not undertake, nor shall Tenant permit its agents, contractors, or employees to undertake, any invasive investigation, drilling or sampling of the soil or groundwater at the Center without the prior written consent of Landlord, which consent shall be in Landlord's sole discretion.

13.       Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

14.       Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises are located.

15.       Condition Precedent. It shall be a condition precedent to the effectiveness of this Amendment that Landlord purchase the Center on or before December 31, 2016. If Landlord

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fails to obtain fee simple title to the Center by such date, this Amendment shall terminate and be of no further force and effect.

16.       Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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Executed as of the date first written above.

LANDLORD:	MOHR PCC, LP,
a Texas limited partnership

	By:	Mohr PCC GP, LLC,
a Delaware limited liability company,
its general partner

		By:	/s/ Robert A. Mohr
		Name:	Robert A. Mohr
		Title:	Manager

TENANT:	FORMFACTOR, INC.,
a Delaware corporation

	By:	/s/ Michael M. Ludwig
	Name:	Michael M. Ludwig
	Title:	CFO

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